 Exhibit 99.1

Concrete Pumping Holdings Reports Strong Fourth Quarter and Fiscal Year 2021 Results, Provides Financial Outlook for Fiscal Year 2022

DENVER, CO – January 12, 2022 – Concrete Pumping Holdings, Inc. (Nasdaq: BBCP) (the “Company” or “CPH”), a leading provider of concrete pumping and waste management services in the U.S. and U.K., reported financial results for the fourth quarter and fiscal year ended October 31, 2021.

Fourth Quarter Fiscal Year 2021 Summary vs. Fourth Quarter of Fiscal Year 2020 (where applicable)

●	Revenue increased 11% to $87.8 million compared to $79.2 million.
●	Gross profit increased 5% to $37.3 million compared to $35.5 million.
●	Income from operations increased 169% to $11.7 million compared to $4.3 million.
●	Net income attributable to common shareholders improved to $2.8 million or $0.05 per diluted share, compared to a net loss attributable to common shareholders of $3.1 million or $(0.06) per diluted share.
●	Adjusted EBITDA[1] was $28.3 million compared to $29.9 million, with Adjusted EBITDA margin at 32.2% compared to 37.8%.
●	Amounts outstanding under debt agreements was $376.0 million with net debt[1] of $366.7 million. Total available liquidity was $129.9 million as of October 31, 2021, compared to $142.2 million as of July 31, 2021.
● 2021 fourth quarter included growth investments of $14.1 million related to recent asset acquisitions.

Fiscal Year 2021 Summary vs. Fiscal Year 2020

●	Revenue increased 4% to $315.8 million compared to $304.3 million.
●	Gross profit increased to $137.7 million compared to $137.3 million.
●	Income from operations increased to $38.0 million compared to a loss from operations of $31.7 million.
●	Net loss attributable to common shareholders improved to $16.8 million or $(0.31) per diluted share, compared to a net loss attributable to common shareholders of $63.2 million or $(1.20) per diluted share.
●	Adjusted EBITDA was $104.3 million compared to $107.3 million, with Adjusted EBITDA margin at 33.0% compared to 35.3%.

1Adjusted EBITDA and net debt are financial measures that are not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). See “Non-GAAP Financial Measures” below for a discussion of the definition of the non-GAAP financial measures used in this release and a reconciliation to the most comparable GAAP measure.

Management Commentary

“In the fourth quarter we grew revenue across all segments and reported double-digit consolidated revenue growth, which we believe is a testament to the continued strength and resilience of our business,” said Bruce Young, CEO of CPH. “While the quarter had some headwinds, particularly inflationary pressures and supply chain constraints, I am proud of our team’s work to produce organic revenue growth and gross profit improvement for the quarter and full year.

“In our U.S. concrete pumping business, we continued to grow market share in the residential and infrastructure end markets. Our U.S. concrete waste management business, operated under our Eco-Pan brand name, returned to double-digit growth as our recently expanded salesforce was able to execute more in-person selling. In the U.K., we saw an increase in the volume of projects as the region continues to recover from the impacts of COVID-19.

“Assessing our recent acquisitions in the U.S., our team has done a great job with integration efforts, especially as it relates to retaining skilled operators. Our September 2021 acquisition of Hi-Tech Concrete Pumping Services has expanded our presence in the growing Houston and southern Texas market and Pioneer Concrete Pumping Service, which we acquired in November 2021, has greatly improved our market positioning in Atlanta, Dallas, and San Antonio. We continue to integrate these companies and are committed to improving the operational efficiencies of each business to drive margin expansion.

“Entering fiscal year 2022, we expect continued strong demand across our residential and infrastructure segments, and we are prepared for a continued dynamic environment in our commercial business given lingering effects of COVID-19 and new variants. We expect to leverage our scale and efficiencies to mitigate cost inflation while also being opportunistic to invest in our equipment to attract top talent and continue to drive profitable growth.”

Fourth Quarter Fiscal Year 2021 Financial Results

Revenue in the fourth quarter of fiscal year 2021 increased 11% to $87.8 million compared to $79.2 million in the fourth quarter of fiscal year 2020. Each of the Company’s segments increased revenue as compared with the prior year fourth quarter.

Gross profit in the fourth quarter of fiscal year 2021 increased 5% to $37.3 million compared to $35.5 million in the prior year quarter. Gross margin was 42.6% compared to 44.8% in the prior year quarter due to inflationary cost pressures, including higher labor and fuel costs.

G&A expenses were $25.6 million compared to $31.1 million in the prior year quarter. As a percent of revenue, G&A expenses in the fourth quarter improved to 29.1% compared to 39.3% in the prior year quarter. The overall decrease was largely due to a $5.9 million decrease in stock-based compensation expense and a $1.5 million decrease in the amortization of intangible assets. Excluding non-cash expenses, G&A expenses were $17.1 million (19.5% of revenue) compared to $15.4 million (19.4% of revenue) in the fourth quarter of 2020.

Income from operations in the fourth quarter of fiscal year 2021 increased 169% to $11.7 million compared to $4.3 million in the prior year quarter. This increase was primarily due to the improvement in G&A expenses and gross profit discussed above.

Net income attributable to common shareholders increased to $2.8 million or $0.05 per diluted share, compared to a net loss attributable to common shareholders of $3.1 million or $(0.06) per diluted share in the prior year quarter.

Adjusted EBITDA in the fourth quarter of fiscal year 2021 was $28.3 million compared to $29.9 million in the prior year quarter. Adjusted EBITDA margin was 32.2% compared to 37.8% in the prior year quarter.

Fiscal Year 2021 Financial Results

Revenue in fiscal year 2021 increased 4% to $315.8 million compared to $304.3 million in fiscal year 2020. The increase was primarily attributable to increased revenue from the Company’s U.K. Operations and U.S. Concrete Waste Management Services segments.

Gross profit in fiscal year 2021 increased to $137.7 million compared to $137.3 million in fiscal year 2020. Gross margin was 43.6% compared to 45.1% in the prior year due to inflationary cost pressures, most notably around higher labor and fuel costs.

G&A expenses were $99.4 million compared to $111.1 million in fiscal year 2020. The overall decrease was largely due to a $4.9 million decrease in stock-based compensation expense and a $6.3 million decrease in the amortization of intangible assets. As a percent of revenue, G&A expenses were 31.5% compared to 36.5% in fiscal year 2020. Excluding non-cash costs for depreciation expense of $2.1 million, amortization of intangibles of $27.1 million, and stock-based compensation expense of $6.6 million, G&A expenses were $63.6 million for the fiscal year 2021 (20.1% of revenue), improving $0.8 million (or 1.2%) from $64.4 million for fiscal 2020 (21.2% of revenue).

Income from operations in the fiscal year 2021 increased to $38.0 million compared to a loss from operations of $31.7 million in fiscal year 2020. This improvement was primarily due to the improvements in G&A expenses discussed above, coupled with the impairment charge of $57.9 million recorded in fiscal year 2020 as compared to no impairment in fiscal year 2021.

Net loss attributable to common shareholders improved to $16.8 million or $(0.31) per diluted share, compared to a net loss attributable to common shareholders of $63.2 million or $(1.20) per diluted share.

Adjusted EBITDA in fiscal year 2021 was $104.3 million compared to $107.3 million in the year-ago. Adjusted EBITDA margin was 33.0% compared to 35.3% in the prior year.

Liquidity

On October 31, 2021, the Company had debt outstanding of $376.0 million, net debt of $366.7 million and total available liquidity of $129.9 million.

Segment Results

U.S. Concrete Pumping. Revenue in the fourth quarter of fiscal 2021 increased 8% to $63.0 million compared to $58.5 million in the prior year quarter. Excluding $1.7 million in revenue contributions from recent growth investments, revenue increased 5% to $61.3 million. Net income in the fourth quarter improved to $0.8 million compared to a net loss of $4.2 million in the prior year quarter. Adjusted EBITDA was $18.1 million compared to $20.6 million in the prior year quarter.

Revenue in fiscal year 2021 was $229.5 million compared to $229.7 million in fiscal year 2020. Revenue contributions from recent growth investments added $1.7 million to revenue for fiscal year 2021 when compared to 2020. The slight decline in revenue is partly attributable to the impact of COVID-19 in certain markets, especially on commercial work. Additionally, certain markets like Texas, Southeast and the central United States experienced severe weather during fiscal year 2021. Net loss improved to $11.0 million in fiscal year 2021 from a net loss of $50.1 million in fiscal year 2020 largely due to a decrease in G&A expenses of $14.1 million, impairment of $43.5 million recorded in fiscal year 2020 (with no such impairment recorded during fiscal 2021) and a decrease in interest expense of $9.5 million in fiscal year 2021 as compared to fiscal year 2020. This activity was offset by $15.5 million recorded for loss on extinguishment of debt in fiscal 2021. Adjusted EBITDA in fiscal year 2021 was $68.1 million compared to $74.9 million in fiscal year 2020. The decrease in Adjusted EBITDA is primarily attributable to higher inflationary costs that drove a decline in gross margin.

U.K. Operations. Revenue in the fourth quarter of fiscal 2021 increased 27% to $13.8 million compared to $10.9 million in the prior year quarter. Net loss in the fourth quarter was $1.3 million compared to net income of $0.2 million in the prior year quarter. Adjusted EBITDA improved 13% to $4.2 million compared to $3.7 million in the prior year quarter.

Revenue in fiscal year 2021 increased 23% to $48.1 million compared to $39.1 million in fiscal year 2020. The increase in revenue was attributable to the recovery from the impact of COVID-19. Net loss for fiscal year 2021 improved to $1.0 million compared to a net loss of $16.6 million in fiscal year 2020. Adjusted EBITDA in fiscal year 2021 increased 25% to $15.3 million compared to $12.2 million in fiscal year 2020, primarily due to the increase in revenue.

U.S. Concrete Waste Management Services. Revenue in the fourth quarter of fiscal 2021 increased 11% to $11.0 million compared to $9.9 million in the prior year quarter. The increase was primarily due to organic growth and pricing improvements. Net income in the fourth quarter increased to $2.2 million compared to $1.5 million in the prior year fourth quarter. Adjusted EBITDA increased to $5.4 million compared to $5.0 million in the prior year quarter.

Revenue in fiscal year 2021 increased 8% to $38.6 million compared to $35.9 million in fiscal year 2020, with the increase primarily driven by organic growth, pricing improvements, and expansion of other service offerings. Net income increased 25% to $5.5 million in fiscal year 2021 compared to net income of $4.4 million in fiscal year 2020. Adjusted EBITDA in fiscal year 2021 increased to $18.4 million compared to $17.7 million in fiscal year 2020, with the increase primarily attributable to the revenue growth of the business.

Fiscal Year 2022 Outlook

The Company expects fiscal year 2022 revenue to range between $360.0 million to $370.0 million, Adjusted EBITDA to range between $115.0 million to $120.0 million, and free cash flow2 to range between $55.0 million and $60.0 million.

Conference Call

The Company will hold a conference call today at 5:00 p.m. Eastern time to discuss its fourth quarter and fiscal year 2021 results.

Date: Wednesday, January 12, 2022

Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time)

Toll-free dial-in number: 1-877-407-9039

International dial-in number: 1-201-689-8470

Conference ID: 13725805

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay at "https://viavid.webcasts.com/starthere.jsp?ei=1520667&tp_key=7c3af16f6d" and via the investor relations section of the Company’s website at www.concretepumpingholdings.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through February 2, 2022.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13725805

2 Free cash flow is a non-GAAP measure and is defined as Adjusted EBITDA less net replacement capital expenditures less cash paid for interest.

About Concrete Pumping Holdings

Concrete Pumping Holdings is the leading provider of concrete pumping services and concrete waste management services in the fragmented U.S. and U.K. markets, primarily operating under what we believe are the only established, national brands in both geographies – Brundage-Bone for concrete pumping in the U.S., Camfaud in the U.K., and Eco-Pan for waste management services in both the U.S. and U.K. The Company’s large fleet of specialized pumping equipment and trained operators position it to deliver concrete placement solutions that facilitate labor cost savings to customers, shorten concrete placement times, enhance worksite safety and improve construction quality. Highly complementary to its core concrete pumping service, Eco-Pan seeks to provide a full-service, cost-effective, regulatory-compliant solution to manage environmental issues caused by concrete washout. As of October 31, 2021, the Company provided concrete pumping services in the U.S. from a footprint of approximately 90 locations across 19 states, concrete pumping services in the U.K. from approximately 30 locations, and route-based concrete waste management services from 17 locations in the U.S. and 1 shared location in the U.K. For more information, please visit www.concretepumpingholdings.com or the Company’s brand websites at www.brundagebone.com, www.camfaud.co.uk, or www.eco-pan.com.

Forward‐Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” “outlook” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the impacts of the COVID-19 pandemic and related economic conditions on the Company; the outcome of any legal proceedings or demand letters that may be instituted against or sent to the Company or its subsidiaries; the ability of the Company to grow and manage growth profitably and retain its key employees; the ability to complete targeted acquisitions and realize the expected benefits from recent acquisitions, including the Company’s acquisitions of the assets of Hi-Tech Concrete Pumping Services and Pioneer Concrete Pumping Service described above; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission, including the risk factors in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Non-GAAP Financial Measures

Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). The Company believes that this non-GAAP financial measure provides useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. The Company’s management also uses this non-GAAP financial measure to compare the Company’s performance to that of prior periods for trend analyses, determining incentive compensation and for budgeting and planning purposes. Adjusted EBITDA is also used in quarterly and annual financial reports provided to the Company’s board of directors. The Company believes that this non-GAAP measure provides an additional tool for investors to use in evaluating the Company’s ongoing operating results and in comparing the Company’s financial results with competitors who also present similar non-GAAP financial measures.

Adjusted EBITDA is defined as net income calculated in accordance with GAAP plus interest expense, income taxes, depreciation, amortization, transaction expenses, loss on debt extinguishment, stock-based compensation, other income, net, and other adjustments. Adjusted EBITDA is not pro forma for acquisitions. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenue for the period presented. See below for a reconciliation of Adjusted EBITDA to net income (loss) calculated in accordance with GAAP.

Net debt is calculated as all amounts outstanding under debt agreements (currently this includes the Company’s senior notes and revolving line of credit balances, excluding any offsets for capitalized deferred financing costs) measured in accordance with GAAP less cash. Cash is subtracted from the GAAP measure because it could be used to reduce the Company’s debt obligations. A limitation associated with using net debt is that it subtracts cash and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor the Company’s leverage and evaluate the Company’s consolidated balance sheet. See “Non-GAAP Measures (Reconciliation of Net Debt)” below for a reconciliation of Net Debt to amounts outstanding under debt agreements calculated in accordance with GAAP.

Free cash flow is defined as Adjusted EBITDA less net replacement capital expenditures and cash paid for interest. Replacement capital expenditures are investments in replacing existing equipment. This measure is not a substitute for cash flow from operations and does not represent the residual cash flow available for discretionary expenditures, since certain non-discretionary expenditures, such as debt servicing payments, are not deducted from the measure. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor and evaluate the cash flow yield of the business.

The financial statement tables that accompany this press release include a reconciliation of Adjusted EBITDA and net debt to the applicable most comparable U.S. GAAP financial measure. However, the Company has not reconciled the forward-looking Adjusted EBITDA guidance range and free cash flow range included in this press release to the most directly comparable forward-looking GAAP measures because this cannot be done without unreasonable effort due to the lack of predictability regarding the various reconciling items such as provision for income taxes and depreciation and amortization.

Current and prospective investors should review the Company’s audited annual and unaudited interim financial statements, which are filed with the U.S. Securities and Exchange Commission, and not rely on any single financial measure to evaluate the Company’s business. Other companies may calculate Adjusted EBITDA, net debt and free cash flow differently and therefore these measures may not be directly comparable to similarly titled measures of other companies.

Contact:

Company: Iain Humphries Chief Financial Officer 1-303-289-7497	Investor Relations: Gateway Investor Relations Cody Slach 1-949-574-3860 BBCP@gatewayir.com

Concrete Pumping Holdings, Inc.
Consolidated Balance Sheets

	October 31,	October 31,
(in thousands, except per share amounts)	2021	2020

Current assets:
Cash and cash equivalents	$9,298	$6,736
Trade receivables, net	49,034	44,343
Inventory	4,902	4,630
Income taxes receivable	275	1,602
Prepaid expenses and other current assets	4,110	2,694
Total current assets	67,619	60,005

Property, plant and equipment, net	337,771	304,254
Intangible assets, net	158,539	183,839
Goodwill	224,700	223,154
Other non-current assets	2,168	1,753
Deferred financing costs	1,868	753
Total assets	$792,665	$773,758

Current liabilities:
Revolving loan	$990	$1,741
Term loans, current portion	-	20,888
Current portion of capital lease obligations	103	97
Accounts payable	10,706	6,587
Accrued payroll and payroll expenses	12,226	13,065
Accrued expenses and other current liabilities	23,940	18,879
Income taxes payable	274	1,055
Total current liabilities	48,239	62,312

Long term debt, net of discount for deferred financing costs	369,084	343,906
Capital lease obligations, less current portion	278	380
Deferred income taxes	70,566	68,019
Warrant liability	16,923	7,031
Total liabilities	505,090	481,648

Zero-dividend convertible perpetual preferred stock, $0.0001 par value, 2,450,980 shares issued and outstanding as of October 31, 2021 and October 31, 2020	25,000	25,000

Stockholders' equity
Common stock, $0.0001 par value, 500,000,000 shares authorized, 56,564,642 and 56,463,992 issued and outstanding as of October 31, 2021 and October 31, 2020, respectively	6	6
Additional paid-in capital	374,272	367,681
Treasury stock	(461)	(131)
Accumulated other comprehensive income (loss)	3,671	(606)
Accumulated deficit	(114,913)	(99,840)
Total stockholders' equity	262,575	267,110

Total liabilities and stockholders' equity	$792,665	$773,758

Concrete Pumping Holdings, Inc.
Consolidated Statements of Operations

	Three Months Ended		Year Ended
(in thousands, except share and per share amounts)	October 31, 2021	October 31, 2020	October 31, 2021	October 31, 2020

Revenue	$87,753	$79,190	$315,808	$304,301
Cost of operations	50,405	43,703	178,081	166,998
Gross profit	37,348	35,487	137,727	137,303
Gross margin	42.6%	44.8%	43.6%	45.1%

General and administrative expenses	25,557	31,145	99,369	111,087
Goodwill and intangibles impairment	-	-	-	57,944
Transaction costs	117	-	312	-
Income (loss) from operations	11,674	4,342	38,046	(31,728)

Interest expense, net	(6,107)	(7,777)	(25,190)	(34,408)
Loss on extinguishment of debt	-	-	(15,510)	-
Change in fair value of warrant liabilities	1,301	(391)	(9,894)	(261)
Other income, net	32	31	117	169
Income (loss) before income taxes	6,900	(3,795)	(12,431)	(66,228)

Income tax expense (benefit)	3,468	(1,147)	2,642	(4,977)
Net income (loss)	3,432	(2,648)	(15,073)	(61,251)

Less preferred shares dividends	(441)	(498)	(1,750)	(1,930)
Less undistributed earnings allocated to participating securities	(162)	-	-	-

Income (loss) available to common shareholders	$2,829	$(3,146)	$(16,823)	$(63,181)

Weighted average common shares outstanding
Basic	53,522,451	52,782,663	53,413,594	52,752,884
Diluted	54,622,230	52,782,663	53,413,594	52,752,884

Net (loss) income per common share
Basic	$0.05	$(0.06)	$(0.31)	$(1.20)
Diluted	$0.05	$(0.06)	$(0.31)	$(1.20)

Concrete Pumping Holdings, Inc.
Consolidated Statements of Cash Flows

	Year Ended
(in thousands, except per share amounts)	October 31, 2021	October 31, 2020

Net loss	$(15,073)	$(61,251)
Adjustments to reconcile net income to net cash provided by operating activities:
Goodwill and intangibles impairment	-	57,944
Depreciation	28,795	28,264
Deferred income taxes	2,547	(1,029)
Amortization of deferred financing costs	2,335	4,100
Amortization of intangible assets	27,111	33,392
Stock-based compensation expense	6,591	11,454
Change in fair value of warrant liabilities	9,894	261
Loss on extinguishment of debt	15,510	-
Net gain on the sale of property, plant and equipment	(1,178)	(1,508)
Payment of contingent consideration in excess of amounts established in purchase accounting	-	(526)
Net changes in operating assets and liabilities:
Trade receivables, net	(4,172)	1,597
Inventory	(200)	624
Prepaid expenses and other current assets	(1,771)	1,651
Income taxes payable, net	497	(998)
Accounts payable	3,972	(796)
Accrued payroll, accrued expenses and other current liabilities	977	5,791
Net cash provided by operating activities	75,835	78,970

Cash flows from investing activities:
Purchases of property, plant and equipment	(62,792)	(39,339)
Proceeds from sale of property, plant and equipment	6,977	3,486
Purchases of intangible assets	(750)	-
Net cash used in investing activities	(56,565)	(35,853)

Cash flows from financing activities:
Proceeds on long term debt	375,000	-
Payments on long term debt	(381,206)	(20,888)
Proceeds on revolving loan	280,034	285,861
Payments on revolving loan	(280,891)	(307,518)
Payment of debt issuance costs	(8,464)	-
Payments on capital lease obligations	(97)	(91)
Purchase of treasury stock	(330)	(131)
Payment of contingent consideration established in purchase accounting	-	(1,161)
Net cash used in financing activities	(15,954)	(43,928)
Effect of foreign currency exchange rate on cash	(754)	74
Net increase (decrease) in cash and cash equivalents	2,562	(737)
Cash:
Beginning of period	6,736	7,473
End of period	$9,298	$6,736

Concrete Pumping Holdings, Inc.
Segment Revenue

	Three Months Ended		Change
(in thousands)	October 31, 2021	October 31, 2020	$	%
U.S. Concrete Pumping	$62,965	$58,529	$4,436	7.6%
U.K. Operations	13,812	10,852	2,960	27.3%
U.S. Concrete Waste Management Services	11,040	9,912	1,128	11.4%
Corporate	625	625	-	0.0%
Intersegment	(689)	(728)	39	-5.4%
	$87,753	$79,190	$8,563	10.8%

	Year Ended		Change
(in thousands)	October 31, 2021	October 31, 2020	$	%
U.S. Concrete Pumping	$229,475	$229,740	$(265)	-0.1%
U.K. Operations	48,098	39,145	8,953	22.9%
U.S. Concrete Waste Management Services	38,591	35,890	2,701	7.5%
Corporate	2,500	2,500	-	0.0%
Intersegment	(2,856)	(2,974)	118	-4.0%
	$315,808	$304,301	$11,507	3.8%

Concrete Pumping Holdings, Inc.
Segment Adjusted EBITDA and Net Income (Loss)

	Net Income (Loss)		Adjusted EBITDA
	Three Months Ended		Three Months Ended
(in thousands)	October 31, 2021	October 31, 2020	October 31, 2021	October 31, 2020	$ Change	% Change
U.S. Concrete Pumping	$798	$(4,214)	$18,095	$20,550	$(2,455)	-11.9%
U.K. Operations	(1,281)	247	4,191	3,704	487	13.1%
U.S. Concrete Waste Management Services	2,218	1,500	5,374	5,035	339	6.7%
Corporate	1,697	(181)	625	625	-	0.0%
	$3,432	$(2,648)	$28,285	$29,914	(1,629)	-5.4%

	Net Income (Loss)		Adjusted EBITDA
	Year Ended		Year Ended
(in thousands)	October 31, 2021	October 31, 2020	October 31, 2021	October 31, 2020	$ Change	% Change
U.S. Concrete Pumping	$(10,959)	$(50,140)	$68,091	$74,886	$(6,795)	-9.1%
U.K. Operations	(1,028)	(16,620)	15,339	12,228	3,111	25.4%
U.S. Concrete Waste Management Services	5,500	4,404	18,411	17,686	725	4.1%
Corporate	(8,586)	1,105	2,501	2,501	-	0.0%
	$(15,073)	$(61,251)	$104,342	$107,301	(2,959)	-2.8%

Concrete Pumping Holdings, Inc.
Quarterly Financial Performance

(dollars in millions)	Revenue	Net Income (Loss)	Adjusted EBITDA[1]	Capital Expenditures[2]	Adjusted EBITDA less Capital Expenditures

Q1 2020	$74	$(3)	$24	$20	$4
Q2 2020	$74	$(59)	$24	$4	$20
Q3 2020	$77	$3	$30	$6	$24
Q4 2020	$79	$(2)	$30	$6	$24
Q1 2021	$70	$(12)	$22	$8	$15
Q2 2021	$77	$(11)	$25	$5	$20
Q3 2021	$81	$5	$28	$17	$11
Q4 2021	$88	$3	$28	$27	$1

¹ Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). See “Non-GAAP Financial Measures” below for a reconciliation of such measure to its most comparable GAAP measure.

2 Capital expenditures included $5.9 million and $14.1 million related to growth investments for fiscal 2021 third and fourth quarters, respectively.

Concrete Pumping Holdings, Inc.
Reconciliation of Net Income (Loss) to Reported EBITDA to Adjusted EBITDA

(dollars in thousands)	Q1 2020	Q2 2020	Q3 2020	Q4 2020
Consolidated
Net income (loss)	$(3,137)	$(55,714)	$247	$(2,648)
Interest expense, net	9,503	8,765	8,364	7,777
Income tax expense (benefit)	(1,147)	(2,221)	(462)	(1,147)
Depreciation and amortization	15,085	15,076	14,665	16,827
EBITDA	20,304	(34,094)	22,814	20,809
Transaction expenses	-	-	-	-
Loss on debt extinguishment	-	-	-	-
Stock based compensation	1,467	1,383	1,357	7,247
Change in fair value of warrant liabilities	391	(3,254)	2,734	391
Other expense (income)	(69)	(33)	(36)	(31)
Goodwill and intangibles impairment	-	57,944	-	-
Other adjustments	1,741	1,569	3,169	1,498
Adjusted EBITDA	$23,834	$23,515	$30,038	$29,914

(dollars in thousands)	Q1 2021	Q2 2021	Q3 2021	Q4 2021
Consolidated
Net income (loss)	$(12,290)	$(10,853)	$4,638	$3,432
Interest expense, net	6,900	6,029	6,153	6,107
Income tax expense (benefit)	(2,648)	170	1,652	3,468
Depreciation and amortization	13,838	14,007	13,838	14,220
EBITDA	5,800	9,353	26,281	27,227
Transaction expenses	29	55	111	117
Loss on debt extinguishment	15,510	-	-	-
Stock based compensation	672	3,350	1,258	1,311
Change in fair value of warrant liabilities	-	11,456	(260)	(1,301)
Other expense (income)	(26)	(26)	(32)	(32)
Goodwill and intangibles impairment	-	-	-	-
Other adjustments	373	859	1,091	963
Adjusted EBITDA	$22,358	$25,047	$28,449	$28,285

Concrete Pumping Holdings, Inc.
Reconciliation of Net Income (Loss) to Reported EBITDA to Adjusted EBITDA

	Three Months Ended		Year Ended
(dollars in thousands)	October 31, 2021	October 31, 2020	October 31, 2021	October 31, 2020
Consolidated
Net income (loss)	$3,432	$(2,648)	$(15,073)	$(61,251)
Interest expense, net	6,107	7,777	25,190	34,408
Income tax expense (benefit)	3,468	(1,147)	2,642	(4,977)
Depreciation and amortization	14,220	16,827	55,906	61,655
EBITDA	27,227	20,809	68,665	29,835
Transaction expenses	117	-	312	-
Loss on debt extinguishment	-	-	15,510	-
Stock based compensation	1,311	7,247	6,591	11,455
Change in fair value of warrant liabilities	(1,301)	391	9,894	261
Other expense (income)	(32)	(31)	(117)	(169)
Goodwill and intangibles impairment	-	-	-	57,944
Other adjustments	963	1,498	3,487	7,975
Adjusted EBITDA	$28,285	$29,914	$104,342	$107,301

U.S. Concrete Pumping
Net income (loss)	$798	$(4,214)	$(10,959)	$(50,140)
Interest expense, net	5,313	7,005	22,031	31,452
Income tax expense (benefit)	1,469	(1,450)	(956)	(5,955)
Depreciation and amortization	9,496	11,824	37,381	41,717
EBITDA	17,076	13,165	47,497	17,074
Transaction expenses	117	-	312	-
Loss on debt extinguishment	-	-	15,510	-
Stock based compensation	1,311	7,247	6,591	11,455
Other expense (income)	-	(22)	(42)	(37)
Goodwill and intangibles impairment	-	-	-	43,500
Other adjustments	(409)	160	(1,777)	2,894
Adjusted EBITDA	$18,095	$20,550	$68,091	$74,886

U.K. Operations
Net income (loss)	$(1,281)	$247	$(1,028)	$(16,620)
Interest expense, net	794	771	3,159	2,955
Income tax expense (benefit)	1,707	(252)	1,759	80
Depreciation and amortization	2,114	2,109	8,238	8,422
EBITDA	3,334	2,875	12,128	(5,163)
Transaction expenses	-	-	-	-
Loss on debt extinguishment	-	-	-	-
Stock based compensation	-	-	-	-
Other expense (income)	(15)	(9)	(53)	(132)
Goodwill and intangibles impairment	-	-	-	14,444
Other adjustments	872	838	3,264	3,079
Adjusted EBITDA	$4,191	$3,704	$15,339	$12,228

Concrete Pumping Holdings, Inc.
Reconciliation of Net Income (Loss) to Reported EBITDA to Adjusted EBITDA (continued)

	Three Months Ended		Year Ended
(dollars in thousands)	October 31, 2021	October 31, 2020	October 31, 2021	October 31, 2020
U.S. Concrete Waste Management Services
Net income (loss)	$2,218	$1,500	$5,500	$4,404
Interest expense, net	-	-	-	-
Income tax expense (benefit)	276	348	1,486	593
Depreciation and amortization	2,397	2,687	9,447	10,687
EBITDA	4,891	4,535	16,433	15,684
Transaction expenses	-	-	-	-
Loss on debt extinguishment	-	-	-	-
Stock based compensation	-	-	-	-
Other expense (income)	(17)	-	(22)	-
Goodwill and intangibles impairment	-	-	-	-
Other adjustments	500	500	2,000	2,002
Adjusted EBITDA	$5,374	$5,035	$18,411	$17,686

Corporate
Net income (loss)	$1,697	$(181)	$(8,586)	$1,105
Interest expense, net	-	1	-	1
Income tax expense (benefit)	16	207	353	305
Depreciation and amortization	213	207	840	829
EBITDA	1,926	234	(7,393)	2,240
Transaction expenses	-	-	-	-
Loss on debt extinguishment	-	-	-	-
Stock based compensation	-	-	-	-
Change in fair value of warrant liabilities	(1,301)	391	9,894	261
Other expense (income)	-	-	-	-
Goodwill and intangibles impairment	-	-	-	-
Other adjustments	-	-	-	-
Adjusted EBITDA	$625	$625	$2,501	$2,501

Concrete Pumping Holdings, Inc.
Reconciliation of Net Debt

	October 31,	January 31,	April 30,	July 31,	October 31,	Change in Net Debt
(in thousands)	2020	2021	2021	2021	2021	Q3 to Q4	YoY
Term loan outstanding	381,205	-	-	-	-	-	(381,205)
Senior notes	-	375,000	375,000	375,000	375,000	-	375,000
Revolving loan draws outstanding	1,741	7,687	1,087	-	990	990	(751)
Less: Cash	(6,736)	(2,273)	(13,714)	(20,204)	(9,298)	10,906	(2,562)
Net debt	376,210	380,414	362,373	354,796	366,692	11,896	(9,518)